Exhibit 10.1

KEY EMPLOYEE RETENTION AND SEVERANCE BENEFITS AGREEMENT

This Retention and Severance Benefits Agreement (“Agreement”) is by and between NetManage, Inc., a Delaware Corporation (“Company”), and                              (“Employee”), collectively known as the Parties and is effective as of                              (“Effective Date”).

WHEREAS, Employee is an employee of the Company; and

WHEREAS, Company intends to retain existing key employees by providing those key employees with; (1) additional stock and (2) a retention bonus as provided herein.

NOW, THEREFORE, it is hereby agreed by and between Company and Employee:

1. Stock Option Grant

1.1	Number of Shares:

Subject to the limitations of Section 9 and other terms and conditions of this Agreement, Employee will receive              options to purchase shares of Company’s common stock, at the fair market price, under Company’s 1999 Non-statutory Stock Option Plan, on the      day of                     , 2007(“Grant Date”).

1.2	Vesting:

Option shall vest as follows: (a) 50% of options shall vest on the one-year anniversary of the Grant Date and, (b) the remaining 50% shall vest on the two-year anniversary of the Grant Date.

1.3	Acceleration Events:

1.3.1	If Employee is terminated within two years following the date of a Change of Control of the Company without Cause or during this period Employee voluntarily terminates employment for Good Reason, any unvested Options granted pursuant to this Agreement shall immediately fully vest and become exercisable on Employee’s termination date.

1.3.2	In the event of a Change of Control of the Company, if the surviving company, successor company or parent company, as applicable, does not assume any Options granted pursuant to this Agreement then held by Employee, any unvested portion of such Options shall immediately fully vest and become exercisable immediately prior to the effective time of the Change of Control.

2. RETENTION BONUS PAYMENT.

2.1	1st Year Retention Bonus

Subject to the limitations of Section 9 and other terms and conditions of this Agreement, Employee will receive a cash bonus of 25% of Employee’s base salary on the one-year anniversary of the Grant Date as indicated in Section 1.1. Base salary for purposes of this Agreement shall be Employee’s base salary in effect as of the Grant Date.

2.2	2nd Year Retention Bonus

Subject to the limitations of Section 9 and other terms and conditions of this Agreement, Employee will receive a cash bonus of 50% of Employee’s base salary on the two-year anniversary date of the Grant Date as indicated in Section 1.1. Base salary for purposes of this Agreement shall be Employee’s base salary in effect as of the Grant Date.

2.3	Service Requirement

Employee must be employed by Company on the bonus payment date and must have been continuously employed by Company since the Grant Date in order to receive any retention bonus.

2.4	Bonus Payment Date

All payments under this Section 2 shall be made as soon as possible after becoming due and payable and, in any event, no later than two and one-half (2 1/2 ) months following the taxable year of Employee in which such payment becomes due and payable.

2.5	Acceleration Events

2.5.1	If, within two years following the date of a Change of Control of the Company, Employee’s employment is terminated without Cause or during this period Employee voluntarily terminates his or her employment with the Company for Good Reason, all unpaid bonuses under this Section 2 will immediately become due and payable.

2.5.2	If the acquiring company in a Change of Control of the Company does not assume the bonus obligations under this Section 2, any unpaid bonus hereunder will become due and payable immediately upon the consummation of the Change of Control.

3. SEVERANCE BENEFITS

Subject to the limitations of Section 9 and other terms and conditions of this Agreement, if Employee is terminated within two years following the date of a Change of Control of the Company without Cause or during this period he or she voluntarily terminates his or her employment for Good Reason and properly executes a Standard Release Agreement, Employee shall receive the following severance benefits beginning immediately following his or her termination of employment;

3.1	Cash Severance

Employee shall receive              months of base salary. Cash severance benefits shall be paid in accordance with Company’s normal payroll practices. Notwithstanding the foregoing, under no circumstances will cash severance payments: (a) exceed two times the lesser of Employee’s annualized compensation based on the annual rate of pay for services provided to Company for Employee’s taxable year preceding the table year in which Employee terminates employment with Company (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment), and the maximum amount that may be taken into account under a qualified plan pursuant to Internal Revenue Code (“Code”) Section 401(a)(17) for the year in which Employee terminates employment; and (b) continue beyond the end of the second calendar year following the year in which Employee terminates employment.

3.2	Health Benefits

Provided Employee timely elects COBRA continuation coverage for applicable health, dental and vision benefits, Company shall pay his or her COBRA premiums for such coverage for the same period of time during which Employee receives cash severance payments as described in Section 3.1 above. COBRA continuation coverage shall terminate before the end of the period Employee receives cash severance subject to standard COBRA rules.

3.3	Outplacement Services

Company shall reimburse Employee for reasonable outplacement service expenses actually incurred by Employee and directly related to his or her termination of employment, not to exceed a total cost of Fifteen Thousand Dollars ($15,000.00). All such expenses must have been incurred by the end of the second calendar year following the year in which Employee terminates employment. Reimbursement for such expenses shall be paid no later than the end of the third calendar year following the year in which Employee terminates employment.

4. NO SPECIAL EMPLOYMENT RIGHTS

Nothing in this Agreement shall: (a) be deemed to confer on Employee any right to employment or continued employment with the Company; or (b) effect any right that Company may have to terminate the employment of Employee at any time.

5. BENEFICIARY

In the event Employee dies prior to the full payment of any cash severance benefits due hereunder, Company shall pay such amount in a lump sum to Employee’s estate.

6. WITHHOLDING TAXES

The Company may withhold from all payments due to Employee (or his or her estate) hereunder, all taxes which, by applicable federal, state, local or other law, Company customarily withholds.

7. CONFIDENTIAL INFORMATION

Employee agrees that he or she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Employee’s assigned duties and for the benefit of the Company, either during the period of Employee’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to Company, that has been obtained by Employee during Employee’s employment by Company.

The foregoing shall not apply to information that:

(a)	was known to the public prior to its disclosure to Employee;

(b)	becomes known to the public subsequent to disclosure to Employee through no wrongful act of Employee or any representative of Employee; or

(c)	Employee is required to disclose by applicable law, regulation or legal process (provided that Employee provides Company with prior notice of the contemplated disclosure and reasonably cooperates with Company at its expense in seeking a protective order or other appropriate protection of such information).

Notwithstanding clauses (a) and (b) of the preceding sentence, Employee’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

8. NON-SOLICITATION AGREEMENT

During Employee’s employment with Company and continuing for one-year following his or her termination date, Employee agrees that he or she shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of Company or any of its affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee.

9. ACKNOWLEDGEMENTS RESPECTING REMEDIES FOR BREACH OF RESTRICTIVE COVENANTS

9.1	Forfeiture of Severance Benefits and other Payments

Notwithstanding any other provision of this Agreement to the contrary, Employee acknowledges that if it is determined by Company that Employee has violated any of the restrictive covenants set forth in Section 7 and 8, Employee shall be required to repay to Company an amount equal to the economic value of all stock options, retention bonus and severance benefits already provided to Employee under this Agreement and Employee shall have no right to receive any stock options, retention bonus or severance benefits hereunder. Additional vesting or forfeiture provisions may apply pursuant to other agreements and policies between Employee and Company, and any such forfeiture provisions shall remain in full force and effect.

9.2	No Adequate Remedy at law

Employee acknowledges that it is impossible to measure in money the damages that will accrue to Company in the event that Employee breaches any of the restrictive covenants and that any such damages, in any event, would be inadequate and insufficient. Therefore, if Employee breaches any restrictive covenant, Company, in its sole judgment, may seek an injunction restraining Employee from violating such restrictive covenant. If Company institutes any action or proceeding to enforce a restrictive covenant, Employee hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that Company has an adequate remedy at law.

9.3	Injunctive Relief not Exclusive Remedy

In the event of a breach of any of the restrictive covenants, Employee agrees that, in addition to any injunctive relief as described herein, Company may seek other appropriate legal or equitable remedies at its sole judgment.

9.4	This Section Reasonable, Fair and Equitable

Employee agrees that this Section 9 is reasonable, fair and equitable in light of his/her duties and responsibilities under this Agreement and the benefits to be provided to him or her under this Agreement and that it is necessary to protect the legitimate business interests of Company and that Employee has had independent legal advice in so concluding.

10. NON-DISPARAGEMENT

Each Party agrees not to make any public statements that disparage the other Party or its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section.

11. SUCCESSORS; BINDING AGREEMENT

This Agreement is personal to Employee and without the prior written consent of Company, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors. Company agrees that, for so long as it has any obligations under this Agreement, it will cause any successor or transferee (if other than Company) to unconditionally assume, by written instrument delivered to Employee (or his estate), all of the obligations of Company hereunder.

12. NOTICE

All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed valid and sufficient if delivered by personal service or overnight courier or if dispatched by registered mail, postage prepaid, in any post office, or by telefax, promptly confirmed by letter dispatched as above provided, addressed as follows:

If to Employee:

If to Company:

Attn: Corporate Paralegal

NetManage, Inc.

20883 Stevens Creek Blvd.

Cupertino, CA 95014

13. GOVERNING LAW; VALIDITY

The validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of California as to all matters, including, but not limited to, matters of validity, construction and performance, without regard to principles of conflict of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

14. WAIVER

Either Party’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Parties may have hereunder shall not be deemed to be a waiver of such provision or right of this Agreement.

15. ENTIRE AGREEMENT; NO AMENDMENT

This Agreement contains the entire agreement between the parties with respect to the subject matter described herein and supersedes all other prior and contemporaneous oral or written communications and agreements between the parties relating to this same subject matter. Neither this Agreement, nor any of its terms, may be changed, added to, amended, waived or varied except in a writing signed by the Parties (only by an officer or other person other than Employee authorized to do so by the Board of Directors on behalf of Company).

16. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

17. DEFINITIONS

17.1	Cause

“Cause” means Employee is accused of committing a felony or similar crime, in violation of federal or state law, engaged in willful misconduct, performed his or her duties with gross negligence, breached his or her agreements with Company, or committed fraud or similar breaches of his or her fiduciary duties to Company.

17.2	Change of Control

“Change of Control” means any one or more of the following:

(a)	A change in the ownership of the Company which is an event that occurs on the date that any unsolicited one person, or unsolicited persons acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50 percent [or higher] of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent [or higher] of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company within in the meaning of subsection (b), below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this subsection (a).

(b)	A change in the effective control of the Company which is an event that occurs on the date:

(i)	That any unsolicited one person, or unsolicited persons acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50 percent [or higher] or more of the total voting power of the stock of the Company; or

(ii)	That a majority of members [or more] of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members [or more] of the Company’s Board before the date of the appointment or election; provided that for purposes of this subjection (b)(ii): (I) the Company is Employee’s employer for which he or she is providing services, (II) the Company is liable for payment of deferred compensation attributable to the performance of services by Employee under this Agreement, or there is a bona fide business purpose for the Company to be liable for such payment and, in either case, no significant purpose of making such Company liable for such payment is the avoidance of federal income tax; or (III) the Company is a majority shareholder (as defined in Treasury Regulation Section 1.409A-3(i)(5)(ii)(B)) of a corporation satisfying either (I) or (II), above.

(c)

A change in the ownership of a substantial portion of the assets of the Company which is an event that occurs on the date that any one unsolicited person, or unsolicited persons acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent [or higher] of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change of Control under this subsection (c) when there is a transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (c)(iii), above.

17.3	Good Reason

“Good Reason” means any one or more of the following:

(a)	A material decrease in Employee’s base compensation;

(b)	A material decrease in Employee’s authority, duties or responsibilities;

(c)	A material decrease in the authority, duties or responsibilities of the supervisor to whom Employee is required to report, including a requirement that Employee report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company;

(d)	A material decrease in the budget over which Employee retains authority;

(e)	A material change in the geographic location at which Employee must perform his or her duties; or

(f)	Any other action or inaction that constitutes a material breach by the Company of the agreement under which Employee provides services.

In addition, Employee’s termination will not be for Good Reason unless he or she

(i)	notifies the Company in writing of the existence of the condition which Employee believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition);

(ii)	gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and

(iii)	if the Company does not remedy such condition within such 30 day period, actually terminates employment within 30 days after the expiration of such 30 day period (and before the Company remedies such condition). If the Company remedies such condition within such 30 day period (or at any time prior to Employee’s actual termination), then any termination by Employee on account of such condition will not be for Good Reason.

17.4	Specified Employee

Employee is a Specified Employee if, as of the date of his or her termination of employment, he or she is a key employee of the Company or any of its affiliates (as defined in Code Sections 414(b) or 414(c)), but only if the stock of the Company or any such affiliates is publicly traded on an established securities market or otherwise on such date. Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on a “specified employee identification date.” If Employee is a key employee as of the specified employee identification date, he or she shall be treated as a Specified Employee for the entire 12-month period beginning on the related “specified employee effective date.” Unless the Company and it affiliates have designated different dates as the specified employee designation date and/or the specified employee effective date in accordance with the provisions of Treasury Regulation Sections 1.409A-1(i)(3) and (4), the specified employee designation date shall be December 31 of each year and the specified employee effective date shall be the following April 1.

18. SECTION 409A

18.1	Interpretation

The payments under this Agreement are intended to qualify for the short-term deferral exception to Code Section 409A described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent such payments do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Code Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Code Section 409A is applicable to this Agreement, this Agreement is intended to comply with Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intentions and to avoid the pre-distribution inclusion in income of amounts payable under this Agreement and the imposition of any additional tax or interest with respect thereto.

18.2	Delay in Payments to Specified Employees

To the extent any payments do not qualify under the short-term deferral exception or the involuntary separation pay plan exception as described above, in order to comply with Code Section 409A any payments due to a Specified Employee as a result of his or her termination of employment shall not be made before the date that is six months after the date of such termination of employment. Any amounts that would have been paid during the six-month period immediately following such termination of employment but for such delay shall be paid on the first business day following the date that is six months after the Specified Employee’s date of termination.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this      day of                     , 2007.

EMPLOYEE		NETMANAGE, INC.

By:		By:
	(Name )		Zvi Alon, President and Chief Executive Officer